Exhibit 10.12

October 13, 2006

Alan L. Crane
25 Quidnic Road
Waban, MA  02468

Dear Alan:

As stated in your letter of August 22, 2006, your resignation from the position of President of Momenta Pharmaceuticals, Inc. (hereafter, “Momenta” or the “Company”) occurred on that date and your resignation from the position of Chief Executive Officer for the Company became effective September 12, 2006.  However, you are and shall continue to serve as a member of the Company’s Board of Directors in accordance with the Company’s By-Laws and you shall have all rights, responsibilities and privileges (including insurance coverage and other protections) associated therewith.  In recognition of your many contributions to the Company, the Company will pay you the severance benefits described in the “Description of Severance Benefits” attached as Attachment A if you timely sign and return this letter agreement to Lisa Carron Shmerling, V.P., Legal Affairs of the Company, by November 4, 2006.  By signing and returning this letter agreement, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  You are advised to consult with an attorney before signing this letter agreement and the attachments hereto and you may take up to twenty-one (21) days to do so.  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying Ms. Shmerling in writing.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.

If you choose not to sign and return this letter agreement by November 4, 2006, or if you timely revoke your acceptance in writing, you shall not receive any severance benefits from the Company.  You will, however, receive payment for any wages and unused vacation time accrued through your Resignation Date, as defined below.  Also, even if you decide not to sign this letter agreement, you may elect to continue receiving group health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other Company-provided benefits will cease upon your Resignation Date.

If, after reviewing this letter agreement, you find the terms and conditions are satisfactory to you, you should sign and return this letter agreement to Ms. Shmerling by November 4, 2006.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day period:

1.             Resignation Date - Your effective date of resignation as an employee of the Company was September 17, 2006 (the “Resignation Date”).  As of the Resignation Date, all salary payments from the Company ceased and any benefits you had exclusively by virtue of your status as an employee of the Company under Company-provided benefit plans, programs, or practices terminated, except as required by federal or state law, or as otherwise described herein.

2.             Description of Severance Benefits and Consulting Arrangement - The severance benefits which will be provided to you if you timely sign, return, and do not revoke this letter are described in the “Description of Severance Benefits” attached as Attachment A.  In addition, due to continuing business needs, you have agreed to provide the Company with consulting services as set forth on Attachment B.

3.             Releases - In consideration of the payment of the severance benefits as described on Attachment A, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, § 1 et seq., all as amended, all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, § 102 and M.G.L. c.214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c.214, § 1B and the Massachusetts Maternity Leave Act, M.G.L. c.149, § 105(d), all as amended, all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge and breach of contract, all claims pursuant to your March 15, 2002 Employment Agreement, as amended, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options (other than non-statutory stock options granted to you in April 2004 that will continue to vest in accordance with their terms), and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); provided, further, that nothing in this letter agreement prevents you from bringing a claim for indemnification pursuant to the Company’s directors and officers insurance policies as they exist from time to time or pursuant to the Third Amended and Restated Certificate of Incorporation of Momenta Pharmaceuticals, Inc. or in any material way alters any of your rights to insurance coverage or indemnification relating to your employment with the Company or your continuing service as a member of the Company’s Board of Directors.

The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorney’s fees and costs), of every kind and nature that the Company ever had or now has against you as of the date of this letter agreement.

4.             Non-Disclosure and Non-Competition and Non-Solicitation - You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as stated more fully in the March 15, 2002 Employment Agreement, as amended, you executed at the inception of your employment which remains in full force and effect.  You further acknowledge and reaffirm your non-competition and non-solicitation obligations set forth therein that also remain in full force and effect.  Notwithstanding the foregoing, the March 15, 2002 Employment Agreement is hereby amended such that the phrase, “Field of Interest,” shall mean the field consisting of any heparin-based therapeutic or glycan-based biogeneric (“biogeneric” is defined as a protein drug where the drug in the form administered to patients is intended to have the same label as the reference listed drug).

5.             Return of Company Property - You agree to return within seven (7) days of the execution of this letter agreement all Company property including, but not limited to, keys, files, records (and copies thereof), equipment, (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property which is in your possession or control (except materials relevant to the Sandoz Collaborations, as defined in Exhibit B hereto, or materials related to your service as a member of the Company’s Board of Directors).  You further agree to leave intact all electronic Company documents, including those that you developed or help develop during your employment.  You also agree to cancel within seven (7) days, all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.             Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

7.             Continued Assistance - You agree that after the Resignation Date you will provide services to the Company in accordance with the Consulting Agreement attached as Exhibit B hereto; and, during the period covered by the Consulting Agreement, provide all reasonable cooperation to the Company, including but not limited to, assisting the company transition your job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company, up to a total of twenty (20) hours per month exclusive of any time related to your service as a member of the Board.  You shall not be required to provide any assistance to the Company beyond such twenty (20) hours in a month during the period covered by the Consulting Agreement or provide any cooperation beyond de minimis assistance (e.g., a brief phone call or responding briefly to an email) following the end of the period covered by the Consulting Agreement unless you and the Company agree upon the extent and terms of such assistance in advance and in writing.

8.             Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

9.             Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10.           Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

11.           Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of you, the Company, or any other person.

12.           Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying Ms. Shmerling in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amendment by the Older Workers Benefits Protection Act, and that you have received consideration beyond that to which you were previously entitled.

13.           Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney.  You further state and represent that you have carefully read this letter agreement, including Attachments A and B, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

14.           Applicable Law - This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

15.           Entire Agreement - This letter agreement, including Attachments A and B, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the resolution of any potential claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection with severance benefits and the resolution of any potential claims between you and the Company.  Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

If you have any questions about the matters covered in this letter, please contact Ms. Shmerling.

Very truly yours,

By:	/s/ Peter Barrett
Peter Barrett
Board Member
Momenta Pharmaceuticals, Inc.

I hereby agree to the terms and conditions set forth above and in Attachments A and B.  I have been given at least twenty-one (21) days to consider this letter agreement (including Attachments A and B) and I have chosen to execute this on the date below.  I intend that this letter agreement and the attachments hereto will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Alan L. Crane		October 12, 2006
Alan L. Crane	Date

To be returned to Lisa Shmerling on or before November 4, 2006.

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

The Company will pay you an amount equal to $315,000.00, less all applicable state and federal taxes (the “Severance Pay”).  This Severance Pay will be paid in one lump-sum on the Company’s first regular pay day after this letter agreement becomes binding upon you.

In addition, the Company will not unreasonably narrow the scope and extent of coverage of its current Directors’ and Officers’ Insurance coverage during the five year period commencing on the date of this letter agreement unless such narrowing or change of coverage is consistent with regard to all Company directors and officers.

ATTACHMENT B

CONSULTING AGREEMENT

As you know, Momenta will require your assistance with regard to certain transaction activities, including, but not limited to service as one of Momenta’s members of the joint steering committees contemplated in (1) the Memorandum of Understanding dated as of July 25, 2006 by and between Momenta and Sandoz AG (the “2006 Sandoz Collaboration”) and (ii) the Collaboration and License Agreement, dated November 1, 2003, by and among Sandoz N.V. (formerly Biochemie West Indies, N.V.), Sandoz Inc. (formerly Geneva Pharmaceuticals, Inc.) and Momenta (the “2003 Sandoz Collaboration,” and together with the 2006 Sandoz Collaboration, the “Sandoz Collaborations”).  You and the Company have agreed to enter into this Consulting Agreement in order to secure your assistance with the Sandoz Collaborations as well as with certain other services deemed necessary by the Company.  You and the Company, therefore, agree as follows:

1.                                       DEFINITIONS

“Confidential Information” means all trade secrets, proprietary information, know-how, data, designs, specifications, processes, customer lists and other technical or business information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee or consultant of the Company (including you) or received by the Company or you from an outside source (including Company collaborators), which is in the possession of the Company (whether or not the property of the Company, which in any way relates to the present or future business of the Company, or its business relationships, collaborative relationships, strategic plans, or financial affairs, which is maintained in confidence by the Company, or which might permit the Company or its affiliates, suppliers, licensors, licensees, partners, collaborators or customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information.  Without limiting the generality of the foregoing, Confidential Information shall include information pertaining to: (i) any idea, improvement, invention, innovation, development, technical data, design, formula, device, pattern, concept, art, method, process, product, product specification, plan for a new or revised product, formulations, technologies, techniques, methodologies, algorithms, notation systems, computer programs, computer security systems and processes, procedures, tests, documentation, reports, sources of supply, know-how, patent positioning, research, development, manufacturing, commercialization, compilation of information, or work in process, and any and all revisions and improvements relating to any of the foregoing , as well as information pertaining to sugars, polysaccharides, heparinases, enzymes, reagents, glycoproteins, proteins, peptide mixtures, peptides, glycoconjugates, primers, plasmids, vectors, expression systems, cells, cell lines, antibodies, organisms, chemical compounds and assay systems (in each case whether or not reduced to tangible form); and (ii) the name of any employee, consultant, customer or prospective customer, or any other customer or prospective customer information, any sales plan, marketing material, plan or survey, business plan or opportunity, business proposal, strategic plan, financial record, or business record or other record or information relating to the present or proposed business of the Company or any customer.  Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction, or which has otherwise lawfully entered the public domain.  You understand that the Company from time to time has in its possession information which is claimed by customers, collaborators, and others to be proprietary and which the Company has agreed to keep confidential.  You agree that all such information shall be Confidential Information for purposes of this Consulting Agreement.

“Development” means ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, methodologies, biological substances, materials, devices, equipment, algorithms, notation systems, computer software and hardware, data, documentation and reports (whether or not protectible under state, federal or foreign patent, trademark, copyright or similar laws) that are developed or conceived or reduced to practice by you (a) during the term of this Consulting Agreement and (b) (i) in performance of the consulting services rendered under this Consulting Agreement, (ii) by use of the Company ‘s intellectual property, equipment or facilities or (iii) otherwise at the Company ‘s expense.

2.                                       SERVICES

                2.1  For a period commencing on September 18, 2006 and ending on December 31, 2007, or any longer period as agreed to in writing by you and the Company, the Company hereby retains you as a consultant and you agree to perform the consulting services with regard to the Sandoz Collaborations and any other projects agreed to in writing (including email) by you and the Company, provided, however, the Company may terminate this Consulting Agreement after twelve (12) months without any further obligation to you.  You agree to provide up to twenty (20) hours of consulting time per month for which the Company shall pay you a monthly fee of $10,000, in arrears.  Including any time pursuant to Section 7 of the October 13, 2006 letter agreement between you and the Company (“Continued Assistance”), you shall not be obligated to provide a total of more than twenty (20) hours of services to the Company in any month; provided, however, nothing herein shall limit the time necessary to the performance of your duties and responsibilities as a member of the Board of Directors or any duties or incident thereto.

                2.2  You represent that you are under no contractual or other obligation or restriction which is inconsistent with your performance of the consulting services contemplated by this Consulting Agreement.  You will arrange to provide the consulting services contemplated by this Consulting Agreement in such manner and at such times that the rendering of the consulting services under this Consulting Agreement will not conflict with your responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship you have at any time with any third party.

                2.3  You represent that the performance of the consulting services contemplated by this Consulting Agreement does not and will not breach any agreement which obligates you to keep in confidence any confidential or proprietary information of any third party or to refrain from competing with the business of any third party.

                2.4  In performing the consulting services contemplated by this Consulting Agreement, you agree to comply with all business conduct, regulatory and health and safety guidelines or regulations established by the Company or any governmental authority with respect to the business of the Company.

                2.5  You represent, warrant and agree that you have not been, and during the term of this Consulting Agreement, will not be, debarred by the Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Federal Food, Drug and Cosmetic Act, or under any other applicable law.  You agree you will immediately notify the Company if you become aware of any such circumstances during the term of this Consulting Agreement.

                2.6  In addition to your ongoing obligations, pursuant to the Employment Agreement, during the term of this Consulting Agreement and for a period of one year thereafter, you shall not provide consulting services to any business or entity with respect to a project or product in the Field of Interest (as defined in Section 4 of the October 13, 2006 letter agreement between you and the Company) which competes with a project or product of the Company and for which you are or were providing consulting services under this Consulting Agreement.

3.                                       DEVELOPMENTS

                3.1  All Developments shall be “works made for hire” and the exclusive property of the Company.  You shall promptly and fully disclose to the Company all Developments.  You shall keep and maintain complete records of all Developments and of all work carried out by you under the terms of this Consulting Agreement.  These records shall also be “works made for hire” and the exclusive property of the Company.  You assign to the Company all of your rights, title and interest in and to any and all Developments.  During and after the term of this Consulting Agreement, you will cooperate fully in obtaining patent and other proprietary protection for any and all Developments, all in the name of the Company and at the Company ‘s cost and expense, and, without limitation, shall execute and deliver all requested applications, assignments and other documents, and take such other measures as the Company shall reasonably request, in order to perfect and enforce the Company’s rights in any and all Developments.  You hereby appoint the Company your attorney-in-fact to execute and deliver any such documents on behalf of you in the event you shall fail to do so.

                3.2  You shall not use any third party intellectual property in performing the consulting services contemplated by this Consulting Agreement or engage in any other activities that would result in a third party having an ownership interest in any Developments.

4.                                       CONFIDENTIALITY

                4.1  During the term of this Consulting Agreement and thereafter, you shall not directly or indirectly publish, disseminate or otherwise disclose, use for your own benefit or for the benefit of a third party, or deliver or make available to any third party any Confidential Information, other than in furtherance of the purposes of this Consulting

Agreement and only then with the prior written consent of the Company.  Notwithstanding the foregoing, if required, you may disclose Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that you have provided the Company with reasonable notice and opportunity to seek protection from such disclosure to the extent practical under the circumstances.  During the term of this Consulting Agreement and thereafter, you shall exercise all commercially reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information and shall not remove any Confidential Information.

5.                                       INDEMNIFICATION

                5.1  The Company shall indemnify, defend and hold harmless you, your heirs and assigns (the “Indemnittees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by, threatened against or imposed upon the Indemnittees or any one of them, in connection with any threatened or actual claims, suits, actions, demands or judgments arising from your good faith performance of this Consulting Agreement, your provision of any services pursuant to Section 7 of the October 13, 2006 letter agreement between you and the Company (“Continued Assistance”).

6.                                       MISCELLANEOUS

                6.1  All consulting services contemplated under this Consulting Agreement shall be rendered by you as an independent contractor.  You shall have no right to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to employees of the Company.  However, in accordance with Company policy, the Company shall reimburse you for all reasonable travel, lodging, sustenance and other out-of-pocket expenses incurred by you in the course of performing hereunder.

                6.2  You shall pay all required taxes on your income under this Consulting Agreement.  You shall provide all required tax information, including without limitation, the IRS Form W-9 “Request for Taxpayer Identification Number and Certification.”

                6.3  This Consulting Agreement is a personal services agreement.  The rights and obligations under this Consulting Agreement may not be assigned or transferred by either party without the prior written consent of the other party, except that the Company may assign this Consulting Agreement to an affiliated Company or in connection with the merger, consolidation, sale or transfer of all or substantially all of the business to which this Consulting Agreement relates.

                6.4  This Consulting Agreement constitutes the entire agreement of the parties with regard to its subject matter and supersedes all previous oral or written representations, agreements and understandings between you and the Company regarding its subject matter.  This Consulting Agreement may be changed only by a writing signed by both parties.

                6.5  In the event that any one or more provisions of this Consulting Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity,

illegality or unenforceability shall not affect any other provision of this Consulting Agreement, and all other provisions shall remain in full force and effect.  If any of the provisions are held to be excessively broad, any such provision shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

                6.6  This Consulting Agreement shall in all events and for all purposes be governed by and construed in accordance with the law of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.